Exhibit 99.1

Investor Contact	Media Contact
Linda Ventresca	Joe Cohen
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
info@axiscapital.com	joseph.cohen@axiscapital.com
+1 441-405-2727	+1 212-715-3524

GLOBAL SPECIALTY (RE)INSURER AXIS CAPITAL ANNOUNCES ACQUISITION OF NOVAE

$604 Million USD Transaction Advances Growth Strategy for AXIS Capital’s Insurance Business

PEMBROKE, Bermuda and LONDON — July 5, 2017 — AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:AXS) announced that it is acquiring Novae Group plc (“Novae”) (LON: NVA), a diversified specialty (re)insurer that operates through Lloyd’s of London. The $604 million USD transaction adds scale and breadth to the international specialty insurance business of AXIS, creating a $2 billion USD insurer in the London specialty market anchored as a top ten insurer at Lloyd’s. Based on 2016 actual results, the combination overall represents a global specialty (re)insurer with gross written premiums in excess of $6 billion USD.

“A key component of our growth strategy is to have leadership positions, relevance and scale in each of the specialty risk markets where we choose to compete,” said Albert Benchimol, President and CEO of AXIS Capital. “The acquisition of Novae is a great opportunity to accelerate the breadth and depth of talent, lines of business, and leadership positions that we are developing in the London market for specialty risks, advancing our growth and enabling us to better serve our clients.”

AXIS Capital also announced that, following the completion of the transaction, Novae CEO Matthew Fosh will be appointed the Company’s Executive Chair, Europe, and will report to Mr. Benchimol.

“By joining AXIS, we are becoming part of a global leader in specialty insurance and reinsurance. AXIS is an ideal partner for Novae’s clients and our employees – and I am particularly enthused for our employees who will benefit from having access to the financial strength of a major global carrier and to the enhanced tools, support and resources required to grow our portfolio of underwriting businesses,” said Mr. Fosh.

Mr. Fosh added, “Our organizations share like-minded corporate cultures grounded in a client-centric, innovative and entrepreneurial mentality. Moreover, our businesses are highly complementary, creating significant potential for our combined platform.”

Among his responsibilities in his new role, Mr. Fosh will help guide the integration of the two businesses. Additionally, Novae CUO Robert Forster will have a senior underwriting management role on the leadership team of AXIS’ international insurance division, which is led by CEO Mark Gregory.

“By acquiring Novae, we are strengthening our position in the London market while bringing aboard a complementary business and tremendous talent. Novae is known for its market-leading underwriting talent, who we expect will thrive at AXIS and we are so glad to welcome them to our team,” said Peter Wilson, CEO of AXIS Insurance.

The transaction is subject to regulatory approval and other customary closing conditions and is expected to close in the fourth quarter of this year. Credit Suisse International and Fenchurch Advisory Partners are acting as financial advisors to AXIS Capital.

Conference Call and Webcast Information

AXIS Capital will host an investor teleconference, including a question and answer period, on Thursday, July 6, 2017, at 8:30 a.m. EDT to discuss this announcement. The teleconference can be accessed by dialing +1 888-317-6003 (U.S. callers) or +1 412-317-6061 (international callers) and entering the passcode 7582829 approximately ten minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com.

A copy of an investor presentation regarding AXIS Capital’s proposed acquisition of Novae is available in the Investor Information section of AXIS Capital’s website at www.axiscapital.com.

About AXIS Capital

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2017, of $6.2 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com. Please be sure to follow AXIS Capital on LinkedIn.

About Novae Group

Novae Group is a diversified specialty (re)insurance business operating through Syndicate 2007 at Lloyd’s and is listed on the London Stock Exchange. Established in 1986, Novae writes property, casualty and marine, aviation and political risk business between its offices in London and Bermuda.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws, including statements related to AXIS Capital’s offer to acquire Novae (such offer, the “Offer” and the acquisition transaction, the “Acquisition”) and the anticipated closing of the Acquisition. In some cases, these statements can be identified by the use of forward-looking words such as “may”, “should”, “could”, “would”, “will”, “anticipate”, “expect”, “potential”, “intend” and similar expressions. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include, with respect to the Offer and the Acquisition, the effect of the announcement of the Offer on AXIS Capital’s business relationships, operating results, share price or business generally; the occurrence of any event or other circumstances that could give rise to the termination or lapsing of the Offer; the outcome of any legal proceedings that may be instituted against AXIS Capital related to the Offer and/or the Acquisition; the failure to satisfy any of the conditions to completion of the Acquisition, including the receipt of all required regulatory approvals and antitrust consents; and the failure to realise the expected synergies resulting from the Acquisition. Other important factors that could cause actual events or results to be materially different from AXIS Capital’s expectations include (1) the cyclical nature of the re(insurance) business leading to periods with excess underwriting capacity and unfavorable premium rates, (2) the occurrence and magnitude of natural and man-made disasters, (3) losses from war, terrorism and political unrest or other unanticipated losses, (4) actual claims exceeding AXIS Capital’s loss reserves, (5) general economic, capital and credit market conditions, (6) the failure of any of the loss limitation methods AXIS Capital employs, (7) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (8) AXIS Capital’s inability to purchase reinsurance or collect amounts due to AXIS Capital, (9) the breach by third parties in AXIS Capital’s program business of their obligations to AXIS Capital, (10) difficulties with technology and/or data security, (11) the failure of AXIS Capital policyholders and intermediaries to pay premiums, (12) the failure of AXIS Capital’s cedants to adequately evaluate risks, (13) inability to obtain additional capital on favorable terms, or at all, (14) the loss of one or more key executives, (15) a decline in AXIS Capital’s ratings with rating agencies, (16) the loss of business provided to AXIS Capital by its major brokers and credit risk due to its reliance on brokers, (17) changes in accounting policies or practices, (18) the use of industry catastrophe models and changes to these models, (19) changes in governmental regulations and potential government intervention in AXIS Capital’s industry, (20) failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices, (21) increased competition, (22) changes in the political environment of certain countries in which AXIS Capital operates or underwrites business including the United Kingdom’s expected withdrawal from the European Union, (23) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (24) the other factors set forth in AXIS Capital’s most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. AXIS Capital undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.